Exhibit 3.1(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

HERITAGE-CRYSTAL CLEAN, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of HERITAGE-CRYSTAL CLEAN, INC. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

WHEREAS, the Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) of the Corporation currently provides for 15,000,000 authorized shares of common stock, $0.01 par value per share (“Common Stock”) and the Board deems it desirable and in the best interests of the Corporation to amend the Certificate of Incorporation to increase the authorized Common Stock by 3,000,000 shares to 18,000,000 shares.

NOW, BE IT THEREFORE RESOLVED that the first paragraph of Article FOURTH of the Certificate of Incorporation be amended in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Eighteen Million Five Hundred Thousand (18,500,000) shares of capital stock, consisting of (i) Eighteen Million (18,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”) and (ii) Five Hundred Thousand (500,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 13th day of May, 2010.

By: /s/ Brent Amato
Authorized Signatory

Name:  Brent L. Amato